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                                                                           Ex 99

                                                          [BANK OF AMERICA LOGO]

December 7, 2001


Investors may contact:

Susan Carr, 704.386.8059

Kevin Stitt, 704.386.5667


Media may contact:

Eloise Hale, 704.387.0013

eloise.hale@bankofamerica.com

         Bank of America announces buyer for subprime servicing platform

CHARLOTTE -- Bank of America Corporation today announced it has a definitive agreement to sell its subprime real estate servicing operations as well as the right to serve its existing portfolio to Fairbanks Capital Corp., a financial services firm based in Salt Lake City, Utah. Terms of the transaction were not disclosed. Closing of the transaction is subject to certain regulatory approvals and closing conditions.

This announcement is in follow-up to the company's August 15, 2001 decision to exit its subprime real estate lending and auto leasing businesses because they did not fit the company's strategic and profitability objectives.

One of the world's leading financial services companies, Bank of America is committed to making banking work for customers like it never has before. Through innovative technologies and the ingenuity of its people, Bank of America provides individuals, small businesses and commercial, corporate and institutional clients across the United States and around the world new and better ways to manage their financial lives.

Bank of America stock (ticker: BAC) is listed on the New York, Pacific and London stock exchanges. The company's Web site is www.bankofamerica.com. News, speeches and other corporate information may be found at www.bankofamerica.com/newsroom.
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Fairbanks Capital Corp. is a Salt Lake City, Utah-based financial services company engaged in the servicing and special servicing of single-family residential mortgage loans. Incorporated in 1989, Fairbanks Capital Corp. has established its reputation for performance over the past decade with the successful combination of people, technology and focus. Fairbanks performs third-party, sub-servicing of sub-prime loans and special servicing of non-performing loans for a host of financial services clients, including leading mortgage finance companies, investment and commercial banks and monoline bond insurers. In addition, Fairbanks acquires, resolves and securitizes under-performing loans for its own account. Fairbanks holds the highest ratings awarded by rating agencies for special subservicers.

Fairbanks is a privately-held company owned by affiliates of Financial Guaranty Insurance Co., Financial Security Assurance Inc., GE Capital Equity Investments, Inc., Nomura Holding America, Inc., PMI Mortgage Insurance, and senior management. Fairbanks has two facilities in Salt Lake City and Hatboro, PA and currently employs approximately 1,000 employees. For more information on Fairbanks Capital Corp. visit www.fairbankscapital.com.
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